(d)(10)

SUB-SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated March 1, 2019, between Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust, a Delaware statutory trust (the “Sub-Advisor”), and Macquarie Funds Management Hong Kong Limited, a corporation organized under the laws of Hong Kong (the “Sub-Sub-Advisor”).

WHEREAS, Voya Mutual Funds (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to a Management Agreement, effective as of May 1, 2015 (the “Management Agreement”), a copy of which has been provided to Sub-Advisor, the Trust has retained Voya Investments, LLC (the “Adviser”) to render advisory, management, and administrative services with respect to the Trust’s series;

WHEREAS, the Adviser has retained Sub-Advisor as investment sub-adviser to provide the investment advisory services to the Voya Multi-Manager Emerging Markets Equity Fund (the “Fund”) pursuant to an Amended and Restated Sub-Advisory Agreement effective as of March 1, 2019 (the “Sub-Advisory Agreement”);

WHEREAS, the Sub-Advisor wishes to retain Sub-Sub-Advisor to provide it with sub- advisory services as described below in connection with Sub-Advisor’s advisory activities with respect to the Fund, and the Trust and the Adviser have agreed that Sub-Advisor may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as Sub-Advisor shall be as fully responsible to the Trust for the acts and omissions of the Sub-Sub-Advisor as it is for its own acts and omissions;

WHEREAS, this Agreement has been approved in accordance with applicable law, and the Sub-Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.                                              Appointment.  The Sub-Advisor hereby appoints the Sub-Sub-Advisor as its agent to act as sub-adviser with respect to the Fund, and the Sub-Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.                                         Services of the Sub-Sub-Advisor. Subject to the succeeding provisions of this section, and the oversight and supervision of the Sub-Advisor, the Adviser and the Trust’s Board of Trustees, the Sub-Sub-Advisor may perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Sub-Advisor:  (a) arranging, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets of the Fund; (b) providing advice, investment research and credit analysis concerning the Fund’s investments and investments that are under consideration for inclusion in the Fund, (c) assisting the Sub-Advisor in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (d) placing orders for all purchases and sales of such investments made for the Fund, (e) quantitative support (including performance attribution analysis) to Sub-Adviser in connection with the Fund, and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Sub-Advisor, the Sub-Sub-Advisor will also, subject to the oversight and supervision of the Sub-Advisor, the Adviser and the Trust’s Board of Trustees, provide to the Sub-Advisor or the Trust any of the facilities and equipment and perform any of the services described in Section 2 of the Sub-Advisory Agreement.  In addition, the Sub-Sub-Advisor will keep the Trust, the Adviser and the Sub-Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Sub-Advisor believes appropriate for this purpose. The Sub-Sub-Advisor will periodically communicate to the Sub-Advisor, at such times as the Sub-Advisor may direct, information concerning the purchase and sale of securities for the Fund, including:  (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Sub-Advisor may reasonably require for purposes of fulfilling its obligations to the Trust under the Sub-Advisory Agreement.  The Sub-Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Trust’s Board of Trustees.

3.                                          Covenants.

(a)                                    In the performance of its duties under this Agreement, the Sub-Sub- Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i ) the provisions of the 1940 Act and the Investment Advisors Act of 1940, as amended (the “Advisor s Act”) and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1 A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust; and

(b)                                    In addition, the Sub-Sub-Advisor will:

(i)                                  place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Sub-Advisor will attempt to obtain the best execution of its orders. The Sub-Advisor has been provided with a copy of the Sub-Sub-Advisor’s order execution policy and hereby confirms that it has read and understood the information in the order execution policy and agrees to it. In placing orders, the Sub-Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Sub-Advisor or the Sub-Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Sub-Advisor and the Sub-Sub-Advisor to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Sub-Advisor may select brokers and dealers with which it or the Fund is affiliated;

(ii)                               maintain books and records with respect to the Fund’s securities transactions and will render to the Sub-Advisor, the Adviser and the Trust’s Board of Trustees such periodic and special reports as they may request;

(iii)                            maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates; and

(iv)                           treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder.   Notwithstanding the foregoing, the Sub-Sub-Adviser may disclose the aforesaid information to the extent and only as long as and for the limited purposes as required to do so by a governmental agency or by operation of law, provided that the Sub-Sub-Adviser, to the extent legally permissible, furnishes prior written notice of such disclosure to and reasonably cooperates with, the Fund in any effort to seek a protective order or other protection of the aforesaid information.

4.                                          Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub- Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.                                          Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Sub-Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act (to the extent such books and records are not maintained by the Sub-Advisor).

6.                                          Compensation. For that portion of the Fund for which Sub-Sub-Advisor acts as sub-sub-advisor, Sub-Advisor agrees to pay to Sub-Sub-Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a monthly fee in arrears at an annual rate equal to 0% of the fee received by the Sub-Advisor from the Advisor pursuant to the Sub-Advisory Agreement.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

7.                                          Representations of Parties.

(a)                                     Representations of Sub-Advisor.  Sub-Advisor represents, warrants and agrees as follows: (1) Sub-Advisor is duly authorized to delegate to Sub-Sub-Advisor the provision of investment services to the Fund as contemplated in this Agreement; and (2) Sub-Advisor (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended

(the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Sub-Advisor of the occurrence of any event that would disqualify Sub-Advisor from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)                                     Representations of Sub-Sub-Advisor.  Sub-Sub-Advisor represents, warrants and agrees as follows: Sub-Sub-Advisor (i) is authorized and regulated by the Securities and Futures Commission of Hong Kong and is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Advisor of the occurrence of any event that would disqualify Sub-Sub-Advisor from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

8.                                             Limitation on Liability.  The Sub-Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-Advisor or by the Trust or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.  As used in this Paragraph 8, the term “Sub-Sub-Advisor” shall include any affiliates of the Sub-Sub-Advisor, with the exception of the Sub-Advisor, performing services for the Fund contemplated hereby and the partners, directors, officers and employees of the Sub-Sub-Advisor and such affiliates.

Sub-Advisor will indemnify Sub-Sub-Advisor against any expense, cost, charge, loss or liability incurred by Sub-Sub-Advisor arising out of, or in connection with:

(a)                                             Sub-Sub-Advisor or any of its officers or agents acting under this Agreement; or

(b)                                             any negligence, fraud, dishonesty or breach of this Agreement or any law or regulation by Sub-Advisor, its officers, employees or agents relating to

Sub-Advisor’s performance of this Agreement (for the purposes of this Section 8 indemnification, Sub-Sub-Advisor shall not be considered an agent of Sub-Advisor),

except insofar as any loss, liability, cost, charge or expense is caused by the breach of fiduciary duty, willful misfeasance, bad faith, gross negligence, or from reckless disregard of its duties under this Agreement by Sub-Sub-Advisor or any of its officers, employees or agents.  This obligation continues after the termination of this Agreement.

9.                                      Duration and Termination.  This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust or the Sub-Advisor at any time, without the payment of any penalty, upon giving the Sub-Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Sub-Advisor), provided that such termination by the Trust or the Sub-Advisor shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Sub-Advisor on 60 days’ written notice (which notice may be waived by the Trust and the Sub-Advisor), and will terminate automatically upon any termination of the Sub-Advisory Agreement between the Trust and the Sub-Advisor.  This Agreement will also immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

10.                               Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11.                               Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

12.                               Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.                               Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

15.                               Anti-Money Laundering Program.    Sub-Sub-Advisor and Sub-Advisor each agree that:  (i) it has in place an anti-money laundering program that is designed to comply with all applicable requirements of United States Federal anti-money laundering laws, including the USA PATRIOT Act; and (ii) it will comply with any other “know your customer” requirements.  Unless otherwise agreed, each party acknowledges that it is its responsibility to monitor client transactions in order to detect attempted or actual money laundering.  Each party also agrees to certify to the other, upon request, on a periodic basis that it is in compliance with the forgoing.  In addition, each party agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the party’s anti-money laundering program as they may reasonably request.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

DELAWARE INVESTMENTS FUND ADVISERS, a series of Macquarie Investment Management Business Trust

By.	/s/ Susan Natalini
	Name:	Susan Natalini
	Title:	Senior Vice President

MACQUARIE FUNDS MANAGEMENT HONG KONG LIMITED

By.	/s/ Nick Bird		/s/ John Bugg
	Name:	Nick Bird	John Bugg
	Title:	Attorney	Attorney

Agreed and acknowledged by
VOYA INVESTMENTS, LLC

By.	/s/ Todd Modic
	Name:	Todd Modic
	Title:	Senior Vice President